Exhibit 5.1

601 Lexington Avenue
New York, NY 10022
United States
Facsimile:
+1 212 446 4800	+1 212 446 4900

www.kirkland.com

November 4, 2024

AbbVie Inc.

1 North Waukegan Road

North Chicago, Illinois 60064

Re:	AbbVie Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special counsel to AbbVie Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offering of up to an additional (i) $275,000,000 of deferred compensation obligations (the “DCP Obligations”), which represent unsecured obligations of the Company to pay deferred compensation in the future pursuant to the AbbVie Deferred Compensation Plan (the “DCP”), and (ii) $75,000,000 of deferred compensation obligations (collectively with the DCP Obligations, the “Obligations”), which represent unsecured obligations of the Company to pay deferred compensation in the future pursuant to the AbbVie Deferred Compensation Plan Plus (together with the DCP, the “Plans”).

For purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Amended and Restated Certificate of Incorporation of the Company, as amended through the date hereof, (ii) the Third Amended and Restated By-laws of the Company, as amended through the date hereof, (iii) minutes and records of the corporate proceedings of the Company, (iv) the Plans and (v) the Registration Statement and the exhibits thereto.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of officers and other representatives of the Company.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, and having regard for such legal considerations as we have deemed relevant, we advise you that, when and to the extent issued pursuant to and in accordance with the Plans, the Obligations will constitute valid and binding obligations of the Company, in each case subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

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AbbVie Inc. November 4, 2024 Page 2

We did not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states. We undertake no responsibility to update or supplement this opinion in response to changes in law or future events or other circumstances. The opinion expressed herein concerns only the effect of the law (excluding the principles of conflicts of law) of the State of Illinois and the Delaware General Corporation Law, in each case as currently in effect, and we express no opinion with respect to any other laws, including, in the case of the State of Illinois, as to any matters of municipal law or the laws of any local agencies within any state.

This opinion is being furnished in accordance with the requirements of Item 601 of Regulation S-K promulgated under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

This opinion is rendered solely for your benefit and may not be used, circulated, quoted relied upon or otherwise referred to by any other person for any other purpose without our prior written consent.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Sincerely,

/s/ KIRKLAND & ELLIS LLP

KIRKLAND & ELLIS LLP